Free Writing Prospectus
Dated June 20, 2016
Filed pursuant to Rule 433
Registration Number 333-202405

PRESS RELEASE	EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE	CONTACT:
Michael T. Flynn
July 20, 2016	301.986.1800

EAGLE BANCORP, INC. ANNOUNCES

SUBORDINATED NOTES OFFERING

BETHESDA, MD.  Eagle Bancorp, Inc. (NASDAQ: EGBN) (the “Company”), the parent company of EagleBank, Bethesda, Maryland (the “Bank”), today announced that it had commenced a public offering of $75,000,000 of its fixed-to-floating subordinated notes, due 2026.

The Company intends to use the net proceeds of the offering for general corporate purposes, including but not limited to contribution of capital to its subsidiaries, including EagleBank, to support continued growth.

Sandler O’Neill + Partners, L.P. is acting as book-running manager for the offering and Keefe, Bruyette & Woods, A Stifel Company is acting as co-manager.

The subordinated notes will be offered and sold pursuant to an effective shelf registration statement (File No. 333-202405), the base prospectus included in the registration statement, a preliminary prospectus supplement relating to the offering of the subordinated notes filed with the Securities and Exchange Commission (the “SEC”), and a final prospectus supplement to be filed with the SEC following the pricing of the issue, if any. Before you invest, you should read the base prospectus in the registration statement, the prospectus supplement relating to the offering and other documents the Company has filed and will file with the SEC for more complete information about the Company and the offering. You may obtain copies of the preliminary prospectus supplement and accompanying base prospectus relating to the offering without charge by visiting the SEC’s website at www.sec.gov, or from Sandler O’Neill + Partners, L.P. at Attention: Syndicate, 1251 Avenue of the Americas, 6th Floor, New York, NY 10020, or by calling toll-free at (866)-805-4128, or by e-mail at syndicate@sandleroneill.com, or from Keefe, Bruyette & Woods, A Stifel Company, at 787 Seventh Avenue, Fourth Floor, New York, NY 10019, by e-mail at USCapitalMarkets@kbw.com, by fax at 212-581-1592, or by calling 1-800-966-1559.

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to sell any security of the Company, which is made only by means of a prospectus supplement and related base prospectus, nor will there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful. The securities are neither insured nor approved by the Federal Deposit Insurance Corporation.

About Eagle Bancorp: The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through twenty offices, located in Montgomery County, Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Forward-Looking Statements.  This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Eagle’s operations and policies and regarding general economic conditions. These forward-looking statements include, but are not limited to, statements about Eagle’s plans, obligations, expectations and intentions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon the beliefs of the management of Eagle as to the expected outcome of future events, current and anticipated economic conditions, nationally and in its market, and their impact on the operations and assets of Eagle, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and in other periodic and current reports filed with the SEC. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein.  Readers are cautioned against placing undue reliance on such forward-looking statements.  Past results are not necessarily indicative of future performance.  Eagle assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.